Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into by and between Motorsport Games Inc., a Delaware corporation (“Purchaser”), Technology in Business B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Seller”), and Luminis International, B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Parent”) (each, a “Party” and together the “Parties”). This Agreement shall be effective on the day that it is last executed by Purchaser, Seller or Parent (the “Effective Date”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in that certain Share Purchase Agreement, dated April 1, 2021, as amended on April 22, 2022 and on July 21, 2022, by and between the Parties (the “Share Purchase Agreement”) relating to Studio397 B.V, a private company with limited liability incorporated under the laws of the Netherlands (“Studio397”).

WITNESSETH

WHEREAS, by letter from its counsel dated January 8, 2025, Seller notified Purchaser by notice of default that the Deferred Payment has fallen due in accordance with Clause 3.2(b) of the Share Purchase Agreement and by such letter demanded that the Deferred Payment including interest in the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) agreed to by the Parties in November 2024 be paid to Seller by February 20, 2025.

WHEREAS, the Parties desire to finally and conclusively settle all outstanding disputes relating to all amounts due to Seller, including the Deferred Payment, under the Share Purchase Agreement (Dispute).

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, the Parties hereto agree as follows:

1.	Settlement Payment. In consideration of the promises contained herein, Purchaser will pay to Seller in full satisfaction of all amounts due, including the Deferred Payment, under the Share Purchase Agreement, the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) (Settlement Payment) payable to Seller in five (5) installment payments of One Hundred Fifty Thousand Dollars ($150,000.00) each, commencing on March 5, 2025 and thereafter continuing on April 2, 2025, May 5, 2025, June 4, 2025 and July 3, 2025. Upon receipt of the entire Settlement Payment by Seller, all amounts owed by Purchaser under the Share Purchase Agreement, including the Deferred Payment, shall be deemed to have been paid and settled in full and Seller shall release security interest in the Pledged Shares.

2.	Affirmations. By signing this Agreement, the Parties represent, warrant, and affirm as follows:

a.	each of the Parties has no pending suits, charges, grievances, complaints, counterclaims, crossclaims or proceedings of any kind against the other Party and any of its affiliates and its or its affiliates’ officers, directors, shareholders, employees, representatives or agents in any court, which would impair or hinder this Agreement;

b.	that the undersigned has authority to enter into this Agreement on its behalf and no other acts or orders are required to effectuate the terms of this Agreement;

c.	the undersigned has read the entire agreement; and

d.	the terms hereof are contractual and not merely recitals.

The Parties agree that each Party is relying upon these representations and warranties in entering into the Agreement, and that these representations and warranties are a material inducement to entering into this Agreement. These representations and warranties will survive the execution of this Agreement indefinitely without regard to statutes of limitations.

3.	Finality. By executing this Agreement, the Parties mutually declare that they have no claims vis-à-vis each other in relation to the Dispute, save those arising from this Agreement. The Parties mutually grant each other final discharge
(finale kwijting) for all existing and future claims and entitlements under whatever law and on whatever legal basis (contractual and non-contractual) against each other as well as against any affiliates, in respect of or in connection with the Dispute. Each of the Parties warrants that its former, current and/or future (supervisory) board members, employees and/or their group companies shall not bring any claims vis-à-vis any other Party and/or their affiliates arising out of or in any way connected with the Dispute and shall indemnify and hold harmless any other Party and their affiliates against all damages and costs which may result from a breach of this obligation. Each of the Parties shall refrain from initiating any new claims or legal proceedings in relation to the Dispute. Neither Party shall support any third-party claims against any other Party and/or their affiliates arising out of or in any way connected to the Dispute, in any form whatsoever, unless there is a legal obligation to do so.

4.	Confidentiality. This Agreement and all matters relating to the terms, negotiation and implementation of this Agreement, including, but not limited to, the Settlement Payment and all communications generated in connection therewith, shall be Confidential Information under the Share Purchase Agreement and subject to the provisions of confidentiality and nonuse contained in Clause 14 thereof.

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5.	Binding Nature of Agreement. This Agreement shall be binding upon each of the Parties and upon their heirs, administrators, representatives, executors, successors and assigns of each of them, and shall inure to the benefit of each Party and to the heirs, administrators, representatives, executors/successors, and assigns of each of them.

6.	Governing Law and Venue. This agreement shall be governed by and construed in accordance with Dutch law, with the exclusion of any conflict of law rules under Dutch private international law. Any and all disputes between the Parties arising from or in connection with this agreement shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

7.	Severability. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not be affected or impaired thereby. This Agreement shall survive the performance of the specific arrangements contained herein.

8.	Modification of Agreement. This Agreement may be amended, revoked, changed or modified only upon a written agreement executed by all Parties. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by the Party against whom such waiver is changed.

9.	Waiver. In consideration of the promises contained herein, Seller hereby waives its rights under the second sentence of Clause 3.4 of the Share Purchase Agreement, which provides that the voting rights attached to the Pledged Shares shall be transferred to the Seller if the Purchaser has not paid the Deferred Payment within 30 Business Days following receipt of Seller’s notice of default that the Deferred Payment has fallen due.

10.	Entire Agreement. This Agreement sets forth the entire agreement between Purchaser and Seller relating to the payment to Seller of all amounts owed by Purchaser under the Share Purchase Agreement, including the Deferred Payment, and fully supersedes any and all prior agreements or understandings between Purchaser and Seller relating thereto, including the Share Purchase Agreement.

11.	Settlement Agreement. This Agreement constitutes a settlement agreement (vaststellingsovereenkomst) within the meaning of section 7:900 and further of the Dutch Civil Code (Burgerlijk Wetboek) (DCC).

12.	Termination. This Agreement may be terminated by Seller, by written notice from Seller to Purchaser, if Purchaser shall have failed to pay when due any of the Settlement Payments set forth in Section 1 hereinabove and such breach is not cured by Purchaser within [five (5) days] after receipt of written notice thereof from Seller given in accordance with Section 16.1 (Notices) of the Share Purchase Agreement. If this Agreement is terminated pursuant to the foregoing sentence, this Agreement shall forthwith become null and void and have no further effect, except that any obligations performed until termination by the Parties in accordance with this Agreement, including payments of installments of Settlement Payment (Completed Installments), shall not be deemed undue payment (onverschuldigde betaling) but be deemed made under the Share Purchase Agreement and provided further that the total amount due of Deferred Payment including interest shall be the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) minus the amounts of payments of Completed Installments.

13.	Waiver of Rescission, Nullification and Dissolution. The Parties waive their rights under sections 6:265 through 6:272 (ontbinding) and section 6:228 (dwaling) of the DCC to wholly or partly rescind (ontbinden) this agreement in whole or in part, to demand the whole or partial rescission (ontbinding) in legal proceedings or to nullify (vernietigen) or amend (wijzigen) it in whole or in part.

14.	Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. For the convenience of the Parties, facsimile and .pdf signatures shall be accepted as originals.

[Signature Page Follows]

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MOTORSPORT GAMES INC.:	TECHNOLOGY IN BUSINESS B.V.

By:	By:
DATE:	DATE:

LUMINIS INTERNATIONAL B.V.

By:
DATE:

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